EXHIBIT 99.3

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of BancorpSouth, Inc. (“BancorpSouth”) relating to the transactions contemplated by the Agreement and Plan of Reorganization, dated January 22, 2014, by and between BancorpSouth and Central Community Corporation (“Central Community”), pursuant to which Central Community will merge with and into BancorpSouth, with BancorpSouth surviving (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of BancorpSouth upon the consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Donald R. Grobowsky
Donald R. Grobowsky

Date: February 28, 2014